EXHIBIT 15.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-147682 and 333-216624) on Form S-8 and Registration Statement (No. 333-221745) on Form F-3 of Teekay Offshore Partners L.P. (the “Partnership”) of our report dated February 28, 2019, with respect to the consolidated balance sheet of the Partnership as of December 31, 2018, and the related consolidated statements of loss, comprehensive loss, cash flows and changes in total equity for each of the years in the two‑year period ended December 31, 2018, and related notes, which report appears in the December 31, 2019 Annual Report on Form 20-F of the Partnership.

Our report refers to a change in accounting policy for revenue recognition as of January 1, 2018 due to the adoption of ASU 2014-09 - Revenue from Contracts with Customers.

We also consent to the incorporation by reference of our report dated February 28, 2019, with respect to the consolidated balance sheet of OOGTK Libra GmbH & Co KG and subsidiaries as of December 31, 2018, and the related consolidated statements of income, comprehensive income, partners’ equity and cash flows for the year then ended, and related notes.

/s/ KPMG LLP
Chartered Professional Accountants
Vancouver, Canada
February 28, 2020